Exhibit 3.1

TRUST AGREEMENT

     TRUST AGREEMENT, dated as of December 14, 2004, among IndyMac Bank, F.S.B., Inc., as seller (the “Seller”), IndyMac ABS, Inc., as depositor (the “Depositor”), and Wilmington Trust Company, a Delaware banking corporation, as owner trustee (the “Owner Trustee”). The Depositor and the Owner Trustee hereby agree as follows:

     1. Creation of the Trust.

     (a) The trust created hereby shall be known as IndyMac Residential Asset-Backed Trust, Series 2004-LH1 (the “Trust”), in which name the Owner Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

     (b) The Depositor hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1. The Owner Trustee hereby acknowledges receipt of such amount in trust from the Depositor, which amount shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust estate in trust for the Depositor. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. and that this Trust Agreement constitute the governing instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto.

     (c) The Seller, Depositor and the Owner Trustee will enter into an amended and restated trust agreement satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated trust agreement, the Owner Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or may be necessary to obtain prior to such execution and delivery and licenses, consents or approvals required buy applicable law or otherwise; provided however, the Depositor may instruct the Owner Trustee with respect to operation of the Trust and action to be taken on behalf of the Trust, and to the extent the Owner Trustee follows such instructions in good faith it shall not be liable to any person.

     2. Concerning the Owner Trustee.

     (a) Except as otherwise expressly required by Section 1 of this Trust Agreement, the Owner Trustee shall not have any duty or liability with respect to the administration of the Trust, the investment of the Trust’s property or the payment of dividends or other distributions of income or principal to the Trust’s beneficiaries, and no implied obligations shall be inferred from this Trust Agreement on the part of the Owner Trustee. The Owner Trustee shall not be liable for the acts or omissions of the Depositor or any other person who acts on behalf of the Trust nor shall the Owner Trustee be liable for any act or omission by it in good faith in accordance with the directions of the Depositor.

     (b) The Owner Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Trust Agreement. The

Owner Trustee shall not be personally liable under any circumstances, except for its own willful misconduct or gross negligence. In particular, but not by way of limitation:

     (i) The Owner Trustee shall not be personally liable for any error of judgment made in good faith and in the absence of gross negligence by an officer or employee of the Owner Trustee;

     (ii) No provision of this Trust Agreement shall require the Owner Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or duties hereunder, if the Owner Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

     (iii) Under no circumstance shall the Owner Trustee be personally liable for any representation, warranty, covenant or indebtedness of the Trust;

     (iv) The Owner Trustee shall not be personally responsible for or in respect of the genuineness, form or value of the Trust property, the validity or sufficiency of this Trust Agreement or for the due execution hereof by the Depositor;

     (v) In the event that the Owner Trustee is unsure of the course of action to be taken by it hereunder, the Owner Trustee may request instructions from the Depositor and to the extent the Owner Trustee follows such instructions in good faith it shall not be liable to any person. In the event that no instructions are provided within the time requested by the Owner Trustee, it shall have no duty or liability for its failure to take any action or for any action it takes in good faith;

     (vi) All funds deposited with the Owner Trustee hereunder may be held in a non-interest bearing trust account and the Owner Trustee shall not be liable for any interest thereon or for any loss as a result of the investment thereof at the direction of the Depositor; and

     (vii) To the extent that, at law or in equity, the Owner Trustee has duties and liabilities relating thereto to the Depositor or the Trust, the Depositor agrees that such duties and liabilities are replaced by the terms of this Trust Agreement.

     (c) The Owner Trustee shall incur no liability to anyone in acting upon any document reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Owner Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Owner Trustee may for all purposes hereof rely on a certificate, signed by the Depositor, as to such fact or matter, and such certificate shall constitute full protection to the Owner Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

     (d) In the exercise or administration of the trusts hereunder, the Owner Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys, and the Owner

Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Owner Trustee in good faith and in the absence of gross negligence, and (ii) may, at the expense of the Trust, consult with counsel, accountants and other experts, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts.

     (e) Notwithstanding anything contained herein to the contrary, neither Wilmington Trust Company nor the Owner Trustee shall be required to take any action in any jurisdiction other than the State of Delaware if the taking of such action will (i) require the consent or approval or authorization or order of or the giving of notice to, or the registration with or the taking of any other action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware, (ii) result in any fee, tax or other governmental charge under the laws of any jurisdiction or any political subdivision thereof in existence becoming payable by Wilmington Trust Company, or (iii) subject Wilmington Trust Company to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by Wilmington Trust Company or the Owner Trustee, as the case may be, contemplated hereby.

     (f) Except as expressly provided in this Section 2, in accepting and performing the trusts hereby created, the Owner Trustee acts solely as Owner Trustee hereunder and not in its individual capacity, and all persons having any claim against the Owner Trustee by reason of the transactions contemplated by this Trust Agreement shall look only to the Trust’s property for payment or satisfaction thereof.

     3. Compensation and Indemnification.

     (a) The Seller hereby agrees to (i) compensate the Owner Trustee in accordance with a separate fee agreement with the Owner Trustee, (ii) reimburse the Owner Trustee for all reasonable expenses (including reasonable fees and expenses of counsel and other experts) and (iii) indemnify, defend and hold harmless the Owner Trustee and any of the officers, directors, employees and agents of the Owner Trustee (the “Indemnified Persons”) from and against any and all losses, damages, liabilities, claims, actions, suits, costs, expenses, disbursements (including the reasonable fees and expenses of counsel), taxes and penalties of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified Persons with respect to the performance of this Trust Agreement, the creation, operation or termination of the Trust or the transactions contemplated hereby; provided, however, that the Seller shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person.

     (b) To the fullest extent permitted by law, Expenses to be incurred by an Indemnified Person shall, from time to time, be advanced by, or on behalf of, the Company prior to the final disposition of any matter upon receipt by the Company of an undertaking by, or on behalf of, such Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified under this Agreement.

     (c) As security for any amounts owing to the Owner Trustee hereunder, the Owner Trustee shall have a lien against the Trust property, which lien shall be prior to the rights of the Depositor or any other beneficial owner of the Trust. The obligations of the Company under this Section 3 shall survive the termination of this Trust Agreement.

     4. The Owner Trustee may resign upon thirty days prior notice to the Depositor. If no successor has been appointed within such thirty day period, the Owner Trustee may, at the expense of the Trust, petition a court to appoint a successor Owner Trustee.

     5. This Trust Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties, whether written or oral.

     6. This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

     7. This Trust Agreement may be executed in two or more counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same agreement.

     8. This Trust Agreement may be amended and restated by the parties hereto as necessary to provide for the operation of the Trust; provided, however, that the Owner Trustee shall not be required to enter into any amendment hereto which adversely affects the rights, duties or immunities of the Owner Trustee.

[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

INDYMAC ABS, INC, as Depositor

By:	/s/ Andy Sciandra

	Name:	Andy Sciandra
	Title:	Senior Vice President

WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as Owner Trustee

By:	/s/ Kathleen A. Podelini

	Name:	Kathleen A. Podelini
	Title:	Financial Services Officer

INDYMAC BANK, F.S.B.,
as Seller

By:	/s/ Andy Sciandra

	Name:	Andy Sciandra
	Title:	Senior Vice President